                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12


                         GTE California Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

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     (4)  Date Filed:

                           GTE CALIFORNIA INCORPORATED
                                  ONE GTE PLACE
                      THOUSAND OAKS, CALIFORNIA 91362-3811

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 12, 1995

Irving, Texas
March 29, 1995

To the Holders of the Cumulative Preferred Stock, $20 Par Value, 4 1/2% Series, and the Common Stock:

Notice is hereby given that, in accordance with the Bylaws of GTE California Incorporated (the "Company"), the Annual Meeting of Shareholders of the Company will be held at the office of GTE Telephone Operations World Headquarters, 600 Hidden Ridge, Irving, Texas 75038, at 10:00 a.m., on Wednesday, the 12th day of April, 1995, for the purpose of (1) electing a Board of Directors to serve for the ensuing year and until their successors have been elected and qualified, (2) voting upon the appointment of Arthur Andersen LLP as the independent public accountant for the Company, and (3) transacting such other business as may properly come before the meeting and any adjournment thereof. The nominees for election as directors are named in the attached Proxy Statement, which is a part of this notice. The Board does not presently know of any other business to be considered.

Only shareholders of record at the close of business on Wednesday, March 8, 1995, will be entitled to vote at the meeting.

Please mark, sign and return the enclosed proxy as promptly as possible. If you are present at the meeting, you may withdraw your proxy and vote your shares personally.

                                             By order of the Board of Directors,

                                             CHARLES J. SOMES
                                             Secretary

                           GTE CALIFORNIA INCORPORATED
                                  ONE GTE PLACE
                      THOUSAND OAKS, CALIFORNIA 91362-3811

                                 PROXY STATEMENT

       This Proxy Statement is being mailed on approximately March 29, 1995 to shareholders of GTE California Incorporated (the "Company") in connection with the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Wednesday, April 12, 1995, at the office of GTE Telephone Operations World Headquarters, 600 Hidden Ridge, Irving, Texas 75038, at 10:00 a.m. and at any and all adjournments thereof. The Company's Board of Directors is soliciting proxies to be voted at the Annual Meeting.

PROXY PROCEDURE

       Only shareholders of record at the close of business on March 8, 1995 are entitled to vote in person or by proxy at the Annual Meeting.

       The Company's Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Annual Meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder attends the Annual Meeting, he or she may vote by ballot.

       If a shareholder does not return a signed proxy card or does not attend the Annual Meeting and vote in person, his or her shares will not be voted. Abstentions are counted towards determining whether a quorum is present.

       Shareholders are urged to mark the boxes on the proxy card to indicate how their shares are to be voted. If a shareholder returns a signed proxy card but does not mark the boxes, the shares represented by that proxy card will be voted as recommended by the Board of Directors. The proxy card also gives the individuals named as Proxies discretionary authority to vote the shares represented on any other matter that is properly presented for action at the Annual Meeting. A shareholder may revoke his or her proxy at any time before it is voted by: (i) giving notice in writing to the Secretary of the Company, (ii) granting a subsequent proxy or (iii) appearing in person and voting at the Annual Meeting.

       If a shareholder participates in the GTE Shareholder Systematic Investment Plan (the "SSIP"), his or her proxy card represents both the number of shares registered in his or her name and the number of full shares credited to his or her SSIP account. All such shares will be voted in accordance with the instructions on the proxy card.

COST OF SOLICITATION

       The Company will bear the cost of this solicitation. In addition to solicitation by mail, directors, officers, and regular employees of the Company may solicit proxies by telephone or other means. The Company will also request brokers or nominees who hold shares of Cumulative Preferred Stock, $20 Par Value, 4 1/2% Series, in their names to forward proxy material at the Company's expense to the beneficial owners of such stock.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

       Shareholders of record at the close of business on March 8, 1995, of the 280,312 outstanding shares of Cumulative Preferred Stock, $20 Par Value, 4 1/2% Series, and the 69,438,190 outstanding shares of Common Stock are entitled to notice of and to vote at the meeting. Shareholders have cumulative voting rights, as described below, in electing directors. No shareholders shall be entitled to cumulative votes (i.e., cast for any one or more candidates a number of votes greater than the number of the shareholder's shares) unless such candidate or candidates' names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting, prior to the voting, of the shareholder's intention to cumulate the shareholder's votes. If any one shareholder has given such notice, all shareholders may cumulate their votes for candidates who have been nominated. If voting for directors is conducted by cumulative voting, each share will be entitled to a number of votes equal to the number of directors to be elected, which votes may be cast for a single candidate or may be distributed among two or more candidates in such proportions as the shareholder may determine. If voting is not conducted by cumulative voting, each share will be entitled to one vote, and the holders of a majority of the shares voting at the meeting will be able to elect all of the directors if they choose to do so. In such event, the other shareholders will be unable to elect any director or directors. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. On all other matters, each share is entitled to one vote.

       All of the 69,438,190 outstanding shares of Common Stock are owned of record and beneficially by GTE Corporation ("GTE" or the "Corporation"), representing 99.6 percent of the outstanding voting securities of the Company.

VOTING OF PROXIES

       The persons named in the enclosed proxy have advised they intend to vote for the election of the nominees listed below as directors of the Company. If, in the event of an unexpected occurrence, any nominee should not be available for election, the proxies will be voted for the election of such substitute nominee, if any, as the Board of Directors may propose. Each nominee is at present available for election. The individuals listed below currently serve as directors of the Company.

       If voting for directors is conducted by cumulative voting, the persons named on the enclosed form of proxy will have discretionary authority to cumulate votes among the nominees with respect to which authority was not withheld or, if the form of proxy either was not marked or was marked for all nominees, among all nominees. In any case, the proxies may be voted for less than the entire number of nominees if any situation arises which, in the opinion of the proxy holders, makes such an action necessary or desirable.

BOARD OF DIRECTORS

       The directors of the Company are elected annually. During 1994 there were three telephonic meetings of a special committee of the Board of Directors whose membership was comprised of Larry J. Sparrow and Gerald K. Dinsmore. All other action of the Board of Directors was by unanimous consent resolutions.

       The Board of Directors currently consists of five directors with two seats vacant. The Company proposes to elect five members at the annual meeting thereby leaving two seats on the board vacant. The Company has concluded that it can operate efficiently with only five directors on the Board in light of the decision to have only GTE employees serve as directors of the Company. The five nominees for election to hold office until the next annual election of directors and until their successors shall be elected and qualified are listed in the following table. The proxies submitted in response to this Proxy Statement cannot be voted for a greater number of directors than the number of nominees named. All of the nominees were elected as directors of the Company at the last Annual Meeting. Also shown on the table are the nominees' ages and principal occupations or employment during the last five years. All of the nominees are executives of GTE Telephone Operations.

                                         Director
       Name                       Age      Since                           Business Experience
-----------------------          ---      -----         ---------------------------------------------------------
Kent B. Foster                    51      1993          Vice Chairman of the Board of Directors, GTE Corporation,
                                                        October 1993; President, GTE Telephone Operations, 1989;
                                                        Director, GTE Corporation, 1992; Director, all GTE
                                                        domestic telephone subsidiaries, 1993 and/or 1994;
                                                        Director, BC Telecom, Inc.; Director, Compania Anonima
                                                        Nacional Telefonos de Venezuela; Director, NationsBank of
                                                        Texas; Director, Dallas Symphony Orchestra.

Richard M. Cahill                 56      1993          Vice President - General Counsel, GTE Telephone
                                                        Operations, 1988; Director, all GTE domestic telephone
                                                        subsidiaries, 1993 and/or 1994; former Director, GTE
                                                        Vantage Incorporated, 1991.

Gerald K. Dinsmore                45      1993          Senior Vice President - Finance and Planning, GTE
                                                        Telephone Operations, 1994; former Vice President -
                                                        Finance, GTE Telephone Operations, 1993; former Vice
                                                        President - Intermediary Customer Markets, GTE Telephone
                                                        Operations, 1988; former President of all South Area
                                                        Companies, GTE Telephone Operations, 1992; Director, GTE
                                                        Florida Incorporated and GTE South Incorporated, 1992;
                                                        Director all other GTE domestic telephone subsidiaries,
                                                        1993 and/or 1994.

                                         Director
      Name                       Age      Since                  Business Experience
-----------------------          ---      -----         ---------------------------------------------------------
Michael B. Esstman                48      1993          Executive Vice President - Customer Segments, GTE
                                                        Telephone Operations, 1994; former Executive Vice
                                                        President - Operations, GTE Telephone Operations, 1993;
                                                        former President of all Central Area Companies, GTE
                                                        Telephone Operations, 1991; former President, Contel
                                                        Eastern Region, Telephone Operations Sector, 1983;
                                                        Director, AG Communications Systems; Director of all
                                                        Central Area Companies, 1991; Director of all other GTE
                                                        domestic telephone subsidiaries, 1993 and/or 1994.

Thomas W. White                   48      1993          Executive Vice President - Network Operations, GTE
                                                        Telephone Operations, 1994; former Executive Vice
                                                        President - GTE Telephone Operations, 1993; former Senior
                                                        Vice President - General Office Staff, GTE Telephone
                                                        Operations, 1989; Director, all GTE domestic telephone
                                                        subsidiaries, 1993 and/or 1994; Director, Quebec-Telephone.


COMMITTEES OF THE BOARD OF DIRECTORS

       The Company does not have any standing audit, nominating or compensation committees of the Board of Directors. In light of the decision to have only GTE employees serve on the Board, the Board of Directors concluded that such committees are not necessary.

DIRECTORS' COMPENSATION

       The current directors, all of whom are employees of GTE, are not paid any fees or remuneration, as such, for service on the Board.

EXECUTIVE COMPENSATION

       Report on Executive Compensation

       The Board of Directors of GTE California Incorporated ("GTE California" or the "Company") has reviewed and approved the annual compensation paid to the Company's President, C. Michael Crawford, and its former President and Chief Executive Officer, Larry J. Sparrow, and each of the other three highest paid executive officers of the Company. Mr. Sparrow resigned as President and as a director of the Company effective at the close of business on February 14, 1995, to accept another position within GTE. Mr. Sparrow and several of the other executive officers are also executive officers of affiliates of the Company. The compensation shown, unless otherwise indicated on the accompanying table, is the Company's pro rata share of salaries, bonuses and other cash compensation for such executive officers.

       The compensation of Mr. Sparrow and the other four highest paid executive officers (the named executive officers) are recommended to and approved by the Executive Compensation and Organizational Structure Committee of the Board of Directors of GTE Corporation (the "Committee"). The Committee also administers GTE's executive incentive plans including the approval of awards under those plans. In the opinion of the Board of GTE California, the compensation paid to the named executive officers of the Company is reasonable.

       Compensation Philosophy

       The compensation philosophy of GTE Corporation ("GTE"), in which the GTE California Board of Directors concurs, is that the compensation for the executive officers of the Company as a group should be set at a level so that it attracts superior individuals, rewards sustained performance and maximizes shareholder value. The Board also believes that because the Company is a majority-owned subsidiary of GTE, and because most of the named executive officers are also executive officers of other GTE affiliates, their compensation should closely resemble the compensation paid to other similarly situated employees of other GTE subsidiaries. The Board further believes that the Company benefits from the policy of compensating its employees on a similar basis to other employees with similar responsibilities within GTE because it facilitates the ability of GTE to transfer employees between companies, thereby providing the Company with a large group of skilled and knowledgeable individuals from which to draw to fill key vacancies. This policy also serves to attract talented people to GTE California because they will have an opportunity for additional experience and promotion throughout all of GTE.

       Executive Compensation

       The base salary of the named executive officers is determined by reviewing the individual's performance as well as the duties and responsibilities of the respective executive management position. Each management position is given a grade level with an attendant salary range. The grade levels are determined using the Hay Job Evaluation System, an orderly and widely recognized system to establish job levels. The Hay system emphasizes employee relations, staffing/retention and equal opportunity considerations. The individual's performance, years of experience and prior salary increase history, determine where within the salary range the individual's base salary falls. The grade levels of the executive officers are generally comparable to other similar management positions within GTE.

       The base compensation, whether or not specifically allocated to the Company, of the named executive officers increased during 1994, based on their performance and the date of their last increase. The percentage increases ranged from 6% to 14.8% and were based, in the case of Messrs. Sparrow and Crawford, upon the performance of GTE Telephone Operations and GTE Telephone Operations West Area, consisting of GTE California Incorporated, GTE Northwest Incorporated, GTE Hawaiian Telephone Company Incorporated and GTE Alaska Incorporated (the "GTE West Area") and each individual's performance. The percentage increases for Messrs. Foster, White and Esstman were based on the total performance of GTE Telephone Operations. The base salaries paid by the Company to the named executive officers of GTE California Incorporated as of December 31, 1994, are included under the "salary" column of the Summary Compensation Table on page 10.

       Incentive Compensation

       Certain executives are also eligible to receive payments under two incentive plans in addition to their base salary.

       Under the Executive Incentive Plan (the "EIP") awards are made, in the case of Messrs. Sparrow and Crawford, based upon the performance of GTE, GTE Telephone Operations and GTE West Area during the last fiscal year and upon the individual participant's achievement of certain goals for his business unit and other individual objectives. In the case of Messrs. Foster, White and Esstman, awards are made based on the total performance of GTE and GTE Telephone Operations.

       No awards under the EIP are made for any year in which GTE's ROE does not exceed 8%. However, under the terms of the EIP, the Committee may also take into consideration unusual or extraordinary items or circumstances affecting GTE's financial performance, such as the impact of mandated accounting changes or unusual charges related to acquisitions or divestitures. GTE's 1994 ROE exceeded 8% and awards under the EIP were made.

       The award to Mr. Sparrow under the GTE EIP for 1994 allocated to the Company was $127,559. This award represents approximately 47% of Mr. Sparrow's total cash compensation for the year allocated to GTE California. The award was based on the performance of GTE as a whole as well as Mr. Sparrow's performance with respect to critical pre-established qualitative and quantitative objectives related to the GTE West Area established and approved by the Chief Executive Officer of GTE Telephone Operations and the Committee. The quantitative objectives included targets for net income, return on equity, net cash flow, customer value of service and affirmative action. Other objectives included new product revenues, product price and positioning, employee satisfaction and process re-engineering. In determining Mr. Sparrow's award for 1994, particular emphasis was given to the financial performance of the GTE West Area, including GTE California, and the quality of service provided to customers in the GTE West Area.

       EIP awards for the named executive officers paid by the Company are included in the "Bonus" column of the Summary Compensation Table on page 10.

       Certain executives also have an opportunity to earn incentive payments under GTE's 1991 Long-Term Incentive Plan ("LTIP"). The primary purpose of the LTIP is to offer participants an incentive to cause GTE to achieve superior financial performance, thereby helping to assure superior performance for the shareholders. Two types of awards are currently used in the provision of the LTIP - performance bonuses and stock options which may include tandem stock appreciation rights ("SARs").

       The named executive officers are eligible to receive annual grants of performance bonuses which are earned during a 36-month performance cycle. The performance bonuses are paid in cash. Awards for the three-year performance cycle ending in 1994 are based on GTE's financial performance during the relevant cycle as measured by GTE's average ROE against pre-established target levels. In 1994, the Committee established an additional measure of corporate performance - operating cash flow margin ("OCFM"). The Committee views OCFM as an excellent complement to ROE due to its capacity to accurately measure profitable revenue growth, a key determinant of financial strength, especially for high growth businesses. To transition from awards based solely on performance against ROE targets to awards based on a combination of ROE and OCFM performance, the Committee established two performance periods - a one-year period to run concurrently with the final year of the three-year ROE performance cycle ending in 1994 and a two-year period to run concurrently with the final two years of the three-year ROE performance cycle ending in 1995. The awards for the two award periods will be based on GTE's performance against ROE and OCFM performance for the one and two-year periods. Awards for the three-year performance cycle ending in 1996 will be based on GTE's performance against the ROE and OCFM targets established for the full three-year cycle. 75% of the award is determined based on ROE performance and 25% of the award is determined based on OCFM performance.

       The Committee established minimum and maximum targets for each cycle based upon the practices of other major companies in the telecommunications industry including the regional Bell operating companies (RBOCs) and AT&T Corp. (collectively the Telecommunications Group) and corporations not involved in the telecommunications industry that have a reputation for excellence, are comparable to GTE in terms of such quantitative measures as revenues, market value and total shareholder return and are viewed as direct competitors for executive talent in the overall labor market (the Broad Industry Group) as well as the Corporation's past and projected financial performance. In establishing the targeted levels of ROE and OCFM, the Committee considered past performance, the strategic goals of the Corporation and the plans for implementing those goals. The established targets are designed to facilitate implementing strategic plans and improving performance.

      At the time performance targets for the current LTIP cycles were established, a Common Stock Unit account was set up for each participant in the LTIP. An initial dollar amount for each ("target award") was determined based on the competitive performance bonus grant practices of the Telecommunications Group and the Broad Industry Group. That amount was then divided by the average market price for GTE Common Stock for the calendar week preceding the day the account was established to determine the number of Common Stock Units in the account. The value of the account increased or decreased based on the market price of the GTE Common Stock. An amount equal to the dividends paid on an equivalent number of shares of GTE Common Stock was added on each dividend payment date. This amount was then converted into a number of Common Stock Units obtained by dividing the amount of the dividend by the average price of the GTE Common Stock on the composite tape of the New York Stock Exchange on the dividend payment date and added to the Common Stock Unit account.

       If the minimum level of targeted performance is not attained, no award is paid. If the minimum performance target is achieved for a performance measure, participants receive a payment of 20% of the target award for that performance measure. If the maximum performance target for a performance measure is attained, participants receive a payment of 100% of the target award for that performance measure. Superior performance, achieving results in excess of the maximum performance target, results in a payment in excess of 100% of the target award based upon the following formula which is applied separately for each performance measure:

                  - For the first and second 0.1% above the maximum performance target, 2% of the target award for that performance measure is added to the target award;

                  - For the third and fourth 0.1% above the maximum performance target, 3% of the target award for that performance measure is added to the target award; and

                  - For each additional 0.1% after .4% above the maximum performance target, 4% of the target award for that performance measure is added to the target award.

       Payouts to the named executives for the 1992-1994 award cycle and 1994 award period are shown in the Summary Compensation Table on page 10. Also shown are historical awards for the 1990-1992 and 1991-1993 cycles. The awards shown reflect the following combinations of performance: the 1992-1994 ROE goal was not met completely, while the goal for the 1994 award period was exceeded. With respect to these three-year cycles, the Committee had the discretion to adjust targets or performance results to reflect unusual items that the Committee determined were extraordinary, nonrecurring and unrelated to the normal operations of the business and unanticipated or not contemplated at the time the targets were originally established. Awards under the plan would not have been made if the minimum performance thresholds were not met. The actual dollar value of each award also reflected stock price changes during the period and included the equivalent of dividends paid as if they had been reinvested in additional shares of GTE Common Stock. Awards for the 1994-1996 award cycle are shown in the Long-Term Incentive Plan Awards Table on page 12.

       Under the LTIP, the Committee normally approves annual grants of stock options, which may include tandem stock appreciation rights. These options are granted to a larger group of executives, including the named executive officers, than those who are eligible to receive performance bonuses under the LTIP.

       In approving the number of options awarded under the LTIP, the Committee compares GTE's grant levels to competitive practices with respect to such grants over a period of time. GTE's philosophy is to be at or near a median grant posture of the Telecommunications Group and Broad Industry Group. The number of options currently held by any individual participant is not a factor in determining individual grants since such a factor should create an incentive to exercise options and sell the shares. In 1994, the named executive officers received the awards shown in the Summary Compensation Table on page 10.

       New Internal Revenue Service Rules

       In late December 1993, the Internal Revenue Service issued proposed regulations that apply to the recently-enacted provision limiting the deduction a publicly held corporation may take for compensation paid to its chief executive officer and its four other most highly compensated employees.

The IRS regulations limit the amount that a company may deduct to one million dollars per person unless the compensation constitutes "performance based" compensation. Although amendments to the regulations were issued in December 1994, final rules have not yet been issued.

       In order to comply with the Internal Revenue Service regulations, the Committee has adopted certain procedures to provide the deductibility of future amounts received under the EIP for 1994 and LTIP for cycles commencing in 1994. The provisions include, but are not limited to, establishing the maximum award payable to any individual participant under the EIP. However, performance bonuses paid under the LTIP for the 3-year performance cycles beginning prior to 1994 do not qualify for the performance-based exemption to the one million dollar limit.

       Other Compensation Plans

       GTE California also participates in various broad-based GTE employee benefit plans. Executives participate in these plans on the same terms as eligible, non-executive employees, subject to any legal limits on the amounts that may be contributed or paid to executives under the plans. GTE offers an Employees' Stock Plan pursuant to the provision of Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), under which employees may purchase GTE Common Stock at a discount. The GTE Savings Plan (the "Savings Plan"), pursuant to the provisions of Section 401(k) of the Code, permits employees to invest in a variety of funds on a pre- or after-tax basis. Matching contributions under the Savings Plan are made in GTE Common Stock.

       GTE California also maintains pension, insurance and other benefit plans for its employees.

       Michael B. Esstman
       Gerald K. Dinsmore
       Kent B. Foster
       Richard M. Cahill
       Thomas W. White

March 29, 1995

EXECUTIVE COMPENSATION TABLES

The following tables provide information about executive compensation.

                           SUMMARY COMPENSATION TABLE

The following table sets forth information about the compensation of the 1994 Chief Executive Officer and each of the other four most highly compensated executive officers of the Company in 1994 for services in all capacities to the Company and its subsidiary.

                                                                                    Long-Term Compensation
                                                                         ---------------------------------------------
                                           Annual Compensation(1)              Awards                 Payouts
                                    --------------------------------     ---------------------   ---------------------
       (a)                   (b)       (c)        (d)       (e)            (f)        (g)        (h)           (i)
                                                                                    Securities
                                                        Other Annual    Restricted  Underlying     LTIP     All Other
Name and Principal                   Salary             Compensation       Stock     Options/     Payouts  Compensation
Position in Group            Year      ($)     Bonus($)     ($)          Awards(#)    SARs(#)     ($)(2)    ($)(3)
------------------           ----   --------   -------- ------------    ----------  ----------   --------- -----------
Larry J. Sparrow(4)          1994   142,215    127,559      --              --       30,900       63,943        2,455
 Area President - West       1993   152,277    107,528      --              --       14,500       23,723        4,563
                             1992   141,038    148,586      --              --        9,000       32,653        4,186

Kent B. Foster               1994   160,126    201,934      --              --      138,100       95,870        1,084
 President -                 1993   137,534    126,332      --              --       58,800       27,823        1,545
  GTE Telephone Operations   1992   124,808    145,822      --              --           --       45,395        1,589

Thomas W. White              1994    85,195     88,736      --              --       53,700       39,548        1,084
 Executive Vice President -  1993    78,098     67,146      --              --       22,600       12,521        1,679
  Network Operations,        1992    73,908     73,143      --              --       16,200       20,341        1,589
   GTE Telephone Operations

C. Michael Crawford(5)       1994   109,280     61,613      --              --        7,800        9,341        2,849
 Area Vice President -       1993    96,317     38,341      --              --        4,900           --        2,890
  General Manager            1992   114,502     69,228      --              --        4,400           --        3,454

Michael B. Esstman           1994    78,939     86,326      --              --       53,700       38,150          584
 Executive Vice President -  1993    48,215     44,640      --              --       22,600           --        1,174
  Customer Segments,         1992        --         --      --              --       16,200           --           --
   GTE Telephone Operations

(1) Annual Compensation represents the Company's pro rata share of salaries, bonuses and other annual compensation. Total annual cash compensation for Messrs. Sparrow, Foster, White, Crawford and Esstman, for whom allocated amounts are shown above, is $494,462, $1,525,508, $721,708, $539,005, and
       $685,746 in 1994, respectively.

(2) 1994 LTIP Payouts include transition awards for the 1994 period, which were established by the Committee as a special grant to allow for the smooth transitioning from a single long-term performance measure (return on equity) to a combined measure (return on equity and operating cash flow margin).

(3) All other compensation includes Company contributions to defined contribution plans.

(4) On February 15, 1995 Mr. Sparrow was appointed President - Carrier Markets, GTE Telephone Operations, and also Vice President - Carrier Markets, GTE California Incorporated.

(5) Effective February 15, 1995, Mr. Crawford was elected President - GTE California Incorporated.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table shows all grants of options and tandem stock appreciation rights ("SARs") to the named executive officers of the Company in 1994, whether or not specifically allocated to the Company. The options and SARs were granted under the LTIP. Pursuant to Securities and Exchange Commission (the "SEC") rules, the table also shows the value of the options granted at the end of the option terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. There is no assurance that the stock price will appreciate at the rates shown in the table. The table also indicates that if the stock price does not appreciate, there will be no increase in the potential realizable value of the options granted.

                                                                                  Potential Realizable Value at
                                                                                  Assumed Annual Rate of Stock
                                                                                      Price Appreciation For
                                      Individual Grants(1)                                  Option Term
                       -----------------------------------------------------    -------------------------------
    (a)                    (b)             (c)         (d)           (e)          (f)       (g)            (h)
                                       Percent of
                       Number of      Total Options/
                       Securities     SARs Granted   Exercise
                       Underlying      to All GTE    Or Base
                       Option/SARs    Employees in    Price       Expiration
Name                   Granted (1)    Fiscal Year     ($/SH)         Date          0%         5%            10%
----                   -----------    -------------- --------     ---------     --------  ----------    -------
Larry J. Sparrow          30,900        0.75%        $32.4375      2/16/04      $      0  $  630,135    $1,596,759
Kent B. Foster            69,050        1.68          34.4375      2/16/04             0   1,270,016     3,430,063
                          69,050        1.68          32.4375      2/16/04             0   1,408,116     3,568,163
Thomas W. White           53,700        1.31          32.4375      2/16/04             0   1,095,088     2,774,950
C. Michael Crawford        7,800        0.19          32.4375      2/16/04             0     159,063       403,065
Michael B. Esstman        53,700        1.31          32.4375      2/16/04             0   1,095,088     2,774,950

(1) Each option was granted in tandem with a SAR, which will expire upon exercise of the option. Under the LTIP, one-third of these grants vest annually commencing one year after the date of grant.

                         AGGREGATED OPTION/SAR EXERCISES
                IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

The following table provides information as to options and SARs exercised by each of the named executive officers of the Company during 1994. The table sets forth the value of options and SARs held by such officers at year-end measured in terms of the closing price of GTE Corporation (GTE) Common Stock on December 30, 1994.

    (a)                      (b)            (c)                   (d)                            (e)
                                                       Number of Securities            Value of Unexercised
                           Shares                      Underlying Unexercised        In-the-Money Options/SARs
                          Acquired         Value       Options/SARs at FY-End               At FY-End($)
Name                   On Exercise(#)   Realized($)   Exercisable    Unexercisable   Exercisable   Unexercisable
----                   --------------   -----------   ------------   --------------  ------------  -------------
Larry J. Sparrow                   0    $        0       35,583         48,617       $       0     $     0
Kent B. Foster                     0             0      152,374        210,626               0           0
Thomas W. White                    0             0       85,532         83,168         146,025           0
Clark Michael Crawford             0             0        8,866         12,534               0           0
Michael B. Esstman                 0             0       18,333         74,167               0           0

              LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

The LTIP provides for awards, currently in the form of stock options with tandem SARs and cash bonuses, to participating employees. The stock options and tandem SARs awarded under the LTIP to the named executive officers are shown in the table on page 11. The LTIP is described in more detail on pages 6 through 8.

                                                       Estimated Future Payouts
                                                Under Non-Stock Price Based Plans(1)
                                                ------------------------------------
       (a)               (b)          (c)            (d)           (e)        (f)
                                  Performance
                     Number of      Or Other
                   Shares, Units  Period Until
                      Or Other      Maturation   Threshold(2)    Target(3)
       Name            Rights       Or Payout    (# of Units)  (# of Units)  Maximum(4)
---------------    -------------  ------------   ------------  ------------  ----------
Kent B. Foster         15,400        3 Years        3,701          18,507
                        5,400        2 Years        1,221           6,103
                        5,400        1 Year         1,148           5,739
Larry J. Sparrow        3,800        3 Years          873           4,367
                        1,400        2 Years          316           1,582
                        1,400        1 Year           298           1,488
Thomas W. White         5,900        3 Years        1,418           7,090
                        2,100        2 Years          475           2,373
                        2,100        1 Year           446           2,232
C. Michael Crawford     1,200        3 Years          288           1,442
                          750        2 Years          170             848
                          350        1 Year            74             372
Michael B. Esstman      3,800        3 Years          873           4,367
                        1,400        2 Years          316           1,582
                        1,400        1 Year           298           1,488


(1) It is not possible to predict future dividends and, accordingly, estimated Common Stock Unit accruals in this table are calculated for illustrative purposes only and are based upon the dividend rate and price of GTE Common Stock at the close of business on December 30, 1994. The target award is the dollar amount derived by multiplying the Common Stock Unit balance at the end of the award cycle by the price of GTE Common Stock.

(2) The Threshold is the level of the average return on equity ("ROE") and the average operating cash flow margin ("OCFM") during the relevant cycle which represents the minimum acceptable performance level for both the ROE and OCFM performance measures. If the Threshold is attained with respect to both performance measures, the award will be equal to 20% of the combined target award for ROE and OCFM. Because ROE and OCFM are separate performance measures, it is possible to receive an award if the Threshold is achieved with respect to only one of the performance measures. If the actual results for one, but not both, performance measures is at the Threshold level, the portion of the award determined by the measure performing at the Threshold level will be at 20% of the target award for that performance measure, and no award will be made for the portion of the award determined by the measure performing at less than the Threshold level. However, if the actual results for both performance measures are below the minimum acceptable performance level, no award will be earned.

(3) The Target is the level of the average ROE and the average OCFM during the cycle which represents outstanding performance for both the ROE and OCFM performance measures. If the Target is attained with respect to both performance measures, the award will be equal to 100% of the target award for ROE and OCFM. If the actual results for one, but not both, performance measures is at the Target level, the portion of the award determined by the measure performing at the Target level will be at 100% of the target award for that performance measure, and the portion of the award determined by the measure performing at less than 100% will be determined accordingly.

(4) This column has intentionally been left blank because it is not possible to determine the maximum award until the award cycle has been completed. The maximum amount of the award is limited by the amount the actual ROE and the actual OCFM exceed the targeted ROE and the targeted OCFM. If GTE's average ROE and OCFM during the cycle exceed their respective performance targets, additional bonuses may be earned according to the schedule on page 8. For example, if average ROE and OCFM performance each exceed the ROE and OCFM targets by .5%, respectively, the performance bonus will equal 114% of the combined target award.

EXECUTIVE AGREEMENTS

GTE has entered into agreements (the "Agreements") with Messrs. Sparrow, Foster and White regarding benefits to be paid in the event of a change in control of GTE (a "Change in Control").

A Change in Control is deemed to have occurred if a majority of the members of the Board do not consist of members of the incumbent Board (as defined in the Agreements) or if, in any 12-month period, three or more directors are elected without the approval of the incumbent Board. An individual whose initial assumption of office occurred pursuant to an agreement to avoid or settle a proxy or other election contest is not considered a member of the incumbent Board. In addition, a director who is elected pursuant to such a settlement agreement will not be deemed a director who is elected or nominated by the incumbent Board for purposes of determining whether a Change in Control has occurred. A Change in Control will not occur in the following situations: (1) certain merger transactions in which there is at least 50% GTE shareholder continuity in the surviving corporation, at least a majority of the members of the board of directors of the surviving corporation consists of members of the Board of GTE and no person owns more than 20% (or under certain circumstances, a lower percentage, not less than 10%) of the voting power of the surviving corporation following the transaction, and (2) transactions in which GTE's securities are acquired directly from GTE.

The Agreements provide for benefits to be paid in the event these individuals separate from service and have a "good reason" for leaving or are terminated without "cause" within two years after a Change in Control of GTE.

Good reason for leaving includes but is not limited to the following events: demotion, relocation or a reduction in total compensation or benefits, or the new entity's failure to expressly assume obligations under the Agreements. Termination for cause includes certain unlawful acts on the part of the executive or a material violation of his or her responsibilities to the Corporation resulting in material injury to the Corporation.

An executive who experiences a qualifying separation from service will be entitled to receive up to two times the sum of (i) base salary and (ii) the average of his or her other percentage awards under the EIP for the previous three years. The executive will also continue to receive medical and life insurance coverage for up to two years and will be provided with financial and outplacement counseling.

In addition, the Agreements with Messrs. Sparrow, Foster and White provide that in the event of a separation from service, they will receive service credit in the following amounts: two times years of service otherwise credited if the executive has five or fewer years of credited service; 10 years if credited service is more than five and not more than 10 years; and, if the executive's credited service exceeds 10 years, the actual number of credited years of service. These additional years of service will apply towards vesting, retirement eligibility, benefit accrual and all other purposes under the Supplemental Executive Retirement Plan ("SERP") and the Executive Retired Life Insurance Plan. In addition, each executive covered under an Agreement will be considered to have not less than 76 points and 15 years of accredited service for the purpose of determining his or her eligibility for early retirement benefits. The Agreements provide that there will be no duplication of benefits.

The Agreements remain in effect until the earlier of July 1 of each successive year or the date on which the executive reaches age 65, unless the Agreement is terminated earlier pursuant to its terms. The Agreements will be automatically renewed on each successive July 1 unless, not later than December 31 of the preceding year, one of the parties notifies the other that he does not wish to extend the Agreement. If a Change in Control occurs, the Agreements will remain in effect until the obligations of GTE (or its successor) under the Agreements have been satisfied.

RETIREMENT PROGRAMS

  Pension Plans

The estimated annual benefits payable, calculated on a single life annuity basis, under GTE's defined benefit pension plans at normal retirement at age 65, based upon final average earnings and years of employment, are illustrated in the table below:

                               PENSION PLAN TABLE


                                                             Years of Service
Final Average                  -------------------------------------------------------------------------------
  Earnings                         15               20               25               30                35
------------                   ---------        ---------        ---------        ----------        ----------
$    150,000                   $  31,532        $  42,042        $  52,553        $   63,063        $   73,574
     200,000                      42,407           56,542           70,678            84,813            98,949
     300,000                      64,157           85,542          106,928           128,313           149,699
     400,000                      85,907          114,542          143,178           171,813           200,449
     500,000                     107,657          143,542          179,428           215,313           251,199
     600,000                     129,407          172,542          215,678           258,813           301,949
     700,000                     151,157          201,542          251,928           302,313           352,699
     800,000                     172,907          230,542          288,178           345,813           403,449
     900,000                     194,657          259,542          324,428           389,313           454,199
   1,000,000                     216,407          288,542          360,678           432,813           509,949
   1,200,000                     259,907          346,542          433,178           519,813           606,449
   1,500,000                     325,157          433,542          541,928           650,313           758,699
   2,000,000                     433,907          578,542          723,178           867,813         1,012,449


      GTE Service Corporation, a wholly-owned subsidiary of GTE, maintains the GTE Service Corporation Plan for Employees' Pensions (the "Service Corporation Plan"), a noncontributory pension plan for the benefit of GTE employees based on years of service. Pension benefits to be paid from the Service Corporation Plan and contributions to this plan are related to basic salary exclusive of overtime, differentials, incentive compensation (except as otherwise described) and other similar types of payment. Under the Service Corporation Plan, pensions are computed on a two-rate formula basis of 1.15% and 1.45% for each year of service, with the 1.15% service credit being applied to that portion of the average annual salary for the five highest consecutive years that does not exceed the Social Security Integration Level (the portion of salary subject to the Federal Security Act), and the 1.45% service credit being applied to that portion of the average annual salary that exceeds said level. As of February 15, 1995, the credited years of service under the plan for Messrs. Sparrow, Foster, White, Crawford and Esstman are 27, 24, 26, 26, and 26 respectively.

      Under Federal law, an employee's benefits under a qualified pension plan such as the Service Corporation Plan are limited to certain maximum amounts. GTE maintains a SERP, which supplements, on an unfunded basis, the benefits of any participant in the Service Corporation Plan in an amount by which any participant's benefits under the Service Corporation Plan are limited by law. In addition, the SERP includes a provision permitting the payment of additional retirement benefits determined in a similar manner as under the Service Corporation Plan on remuneration accrued under management incentive plans as determined by the Executive Compensation and Organizational Structure Committee. SERP benefits are payable in a lump sum or an annuity.

      Executive Retired Life Insurance Plan

      The GTE Corporation Executive Retired Life Insurance Plan ("ERLIP") provides Messrs. Sparrow, Foster, White and Esstman a postretirement life insurance benefit of three times final base salary and provides Mr. Crawford a postretirement life insurance benefit of two and one-half times final base salary. Upon retirement, ERLIP benefits may be paid as life insurance, or optionally, an equivalent amount equal to the present value of the life insurance amount (based on actuarial factors and the interest rate then in effect), as a lump sum payment, as an annuity or as installment payments.

OWNERSHIP OF STOCK BY DIRECTORS, NOMINEES FOR DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS

         The table below sets forth the shares of GTE's Common Stock beneficially owned by each director, nominee for director, the Chief Executive Officer and the other four most highly compensated executive officers and by all directors and executive officers as a group. No director, nominee for director or executive officer owns as much as one-tenth of one percent of the total outstanding shares. Unless otherwise indicated, all persons named in the table have sole voting and investment power with respect to the shares shown.

                                                                                             Percent of
                                                                  Shares                    Total Shares
                                                                Beneficially                 Outstanding
                                                                Owned as of                     as of
           Name of Director or Nominee (1)(2)                 December 31,1994             December 31,1994
           ----------------------------------                 ----------------             ----------------

                                                                                              No director
           Kent B. Foster                                              268,305                or nominee or
           Thomas W. White                                             120,994                executive
           Michael B. Esstman                                           67,631                officer owns
           Richard M. Cahill                                            36,287                as much as
           Gerald K. Dinsmore                                           41,529                1/10 of
                                                                    ----------                1 percent
                                                                       534,746
                                                                    ==========

           Executive Officers(1)(2)
           Larry J. Sparrow                                             64,835
           Kent B. Foster                                              268,305
           Thomas W. White                                             120,994
           C. Michael Crawford                                          18,428
           Michael B. Esstman                                           67,631
                                                                    ----------
                                                                       540,193
                                                                    ==========
           All directors and executive
           officers as a group(1)(2)                                 1,192,937                Represents
                                                                    ==========                less than 1/5
                                                                                              of 1 percent
                                                                                              of outstanding
                                                                                              common stock.

     (1) Includes shares acquired through participation in GTE's Consolidated Employee Stock Ownership Plan and/or the GTE Savings Plan.

     (2) Included in the number of shares beneficially owned by Messrs. Foster, White, Esstman, Cahill, Dinsmore, Sparrow and Crawford and all directors and executive officers as a group are 214,539; 109,299; 46,466; 32,616; 39,499; 50,716; 14,566; and 1,225,527
            shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options.

DIRECTOR AND EXECUTIVE OFFICER SECURITIES REPORTS

     The Federal securities laws require the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of any equity securities of the Company.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, all persons subject to these reporting requirements filed the required reports on a timely basis. All of the Company's common stock is owned by GTE and, to the Company's knowledge, none of such directors or executive officers currently owns, or has ever owned, any shares of the Company's registered preferred stock (which is the only registered class of the Company's equity securities).

INDEPENDENT PUBLIC ACCOUNTANTS

     A proposal will be presented at the meeting that the selection by the Board of Directors of Arthur Andersen LLP as the independent public accountants of the Company be approved by the shareholders of the Company. An affirmative vote of the holders of a majority of the shares represented at the meeting will be required for such approval. In the event such approval is not obtained, selection of the accountant will be reconsidered by the Board of Directors. Proxies solicited by the Board of Directors will be voted for the proposal unless marked to the contrary.

     A representative of Arthur Andersen LLP will not attend the shareholders' meeting.

CERTAIN TRANSACTIONS

      The Company incurs certain printing and other costs associated with telephone directories, data processing services and equipment rentals, and receives management, consulting, research and development and pension management services from affiliated companies. These charges were $368.2 million in 1994.

      An affiliated company also supplies construction and maintenance materials, supplies and equipment to the Company. These purchases were $81.9 million in 1994.

OTHER MATTERS

     The Board of Directors does not know of any other matters to be presented at the meeting. If any other business should properly be brought before the meeting, it is the intention of the person named in the proxy to vote the proxy in accordance with their best judgment on such matters.

PROPOSALS FOR NEXT ANNUAL MEETING

     Any proposal which a shareholder intends to present at the next Annual Meeting of Shareholders, to be held in April 1996, must be received at the office of the Company by November 29, 1995, if such proposal is to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission is available free of charge by written request to:

            GTE Telephone Operations
            Financial Reporting
            P.O. Box 407, MC  INAAACG
            Westfield, Indiana  46074
            (317) 896-6464

                                         By order of the Board of Directors,

                                         Charles J. Somes
                                         Secretary

Dated:  March 29, 1995

                                    PROXY


                   PROXY FOR ANNUAL MEETING OF SHAREHOLDERS

                         GTE CALIFORNIA INCORPORATED

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

       The undersigned appoints RICHARD M. CAHILL, PETER K. PLAUT and CHARLES J. SOMES,and each of them, proxies, with power of substitution, to vote, as designated on the reverse side, all shares of the undersigned at the annual meeting of shareholders of GTE California Incorporated to be held at 600 Hidden Ridge, Irving, Texas 75038, on Wednesday, April 12, 1995, at 10 a.m., and all adjournments.


       PROXIES CANNOT BE VOTED FOR A GREATER NUMBER OF DIRECTORS THAN THE NOMINEES NAMED.

                                                              -----------
                                                              SEE REVERSE
                 CONTINUED AND TO BE SIGNED ON REVERSE SIDE      SIDE
                                                               ----------


-------------------------------------------------------------------------------


     PLEASE MARK
/X/  VOTES AS IN
     THIS EXAMPLE

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made this proxy will be voted FOR Proposals 1 and 2.

1. ELECTION OF DIRECTORS
NOMINEES: Kent B. Foster, Thomas W. White, Michael B. Esstman, Gerald K. Dinsmore and Richard M. Cahill.
          FOR         WITHHELD
         /   /         /   /

/   /
-----------------------------
For all nominees except as noted above


2. Proposal to approve the appointment of Arthur Andersen LLP as the independent public accountant for the Company.
          FOR           AGAINST         ABSTAIN
         /   /          /   /            /    /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.



                                                     MARK HERE
                                                     FOR ADDRESS  /    /
                                                     CHANGE AND
                                                     NOTE AT LEFT

                      (Please sign your name(s) as printed hereon. If co-owner, both parties should sign.)


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY    Signature:____________Date_____
CARD PROMPTLY USING THE ENCLOSED ENVELOPE.      Signature:____________Date_____